Exhibit 10.2

DEFERRED CASH AWARD AGREEMENT

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

THIS AGREEMENT is by and between DST SYSTEMS, INC. (“Company”) and participant (“Employee”) in the DST annual incentive award program (“Program”) under the DST Systems, Inc. 2005 Equity Incentive Plan (“Plan”), each as amended and interpreted from time to time.

The parties agree as follows:

1.                                       Award.

a.                                       Award Grants.  The Compensation Committee of Company’s Board of Directors (the “Committee”) may from time to time authorize a Deferred Cash award under the Program.  Each date Deferred Cash is granted to Employee shall be a “Grant Date.”  Employee will be notified of each Deferred Cash grant via Company e-mail.  In order to receive payment of the grant, Employee must timely confirm acceptance of the terms and conditions of this Agreement pursuant to the instructions in each e-mail notification of each grant.

b.                                      Deferred Cash.  Employee shall receive information under the heading “Your Award Information” (“Personalized Information”) for each Grant Date as to the principal amount of the award and the “Vesting Date” (as defined in Paragraph 3(a) hereof).  Each award amount (as provided in the Personalized Information) is to be reflected in a notational account to be adjusted for gains and losses pursuant to the terms of this Agreement, and, as adjusted, shall be referred to as the “Deferred Cash.”  The Deferred Cash and the other rights set forth in this Agreement shall be the “Award.”

c.                                       Administration. The Award is administered by the Committee or by a Company officer to whom the Committee delegates authority as allowed by the Plan.  Pursuant to such authority, Company’s Chief Financial Officer (“CFO”) has adopted Administrative Procedures for Annual Incentive Awards (“Procedures”), and, as amended from time to time, such Procedures shall apply to each Award.  The Committee or its delegate may take any action the Committee or delegate deems necessary or appropriate to administer this Agreement and the Award in accordance and consistent with Internal Revenue Code (“Code”) Section 409A and regulations and guidance issued thereunder.

2.                                       Restrictions.  During the “Initial Deferral Period” (described in Paragraph 3(a) hereof) for an Award and through any “Extended Deferral Date” (as defined in Paragraph 3(h) hereof) for an Award, the Award shall not be transferable (by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise) other than as provided in Paragraph 3(f) upon Employee’s death.  Any attempted disposition of the Award, and the levy of any execution, attachment or similar process upon the Award prior to payment of Deferred Cash, shall be null and void and without effect.

3.                                       Deferral, Payment and Forfeiture.

a.                                       Deferral Period.  The “Initial Deferral Period” shall be from the Grant Date to the earlier of the Vesting Date set forth in the Personalized Information (the December 1 that is two years and eleven months from the end of the performance year for which the Award was made) or the date (i) of Employee’s death, (ii) of Employee’s “Disability” (as that term is defined in Code Section 409A(a)(2)(C)), (iii) of Employee’s separation from service with Company as determined under Code Section 409A(a)(2)(A)(i) (“409A Separation”) on or after age 59½, whether in a voluntary termination of employment or in a termination without “Cause” (as defined in Paragraph 3(h) hereof) (“Retirement”), (iv) Employee’s termination without Cause in connection with a “Reduction in Force” or “Business Unit Divesture” (as defined in Paragraph 3(h) hereof); or (v) either of the two termination of employment circumstances set forth in Paragraph 3(d) hereof occurs subsequent to a “Change in Control” (as defined in Paragraph 7 hereof).  Each of the events set forth in clauses (i) through (v) above is an “Early Vesting Event”.

b.                                      Payment.  Subject to the forfeiture provisions in this Paragraph 3, payment of Deferred Cash shall be made on or subsequent to the last day of the “Deferral Period” within the time period provided in the Procedures.  The Procedures govern the timing of adjustments to the notational account for payout purposes.  The “Deferral Period” is the Initial Deferral Period unless Employee has timely elected an “Extended Deferral Date” (as defined in Paragraph 3(h)), in which case the Deferral Period is from the Grant Date to the Extended Deferral Date.  Notwithstanding the foregoing, if, under Company’s Specified Employee Identification Procedures, Employee is determined to be a “specified employee” as defined in Code Section 409A and payment is on account of a 409A Separation, payment shall be delayed as required under Code Section 409A(a)(2)(B)(i) and made following the six month anniversary of the Employee’s 409A Separation (which will be the last day of the Deferral Period) as provided in the Procedures.

c.                                       Forfeiture.  Subject to certain exceptions which are set forth in Paragraph 3(d), the Deferred Cash and rights to the Award shall be immediately forfeited to Company without payment by Company of any consideration to Employee if, during the Initial Deferral Period, Employee, for any other reason other than an Early Vesting Event, is not continuously employed (as described in Paragraph 3(g) hereof).  Notwithstanding any other provision of this Agreement, termination for Cause or violation of Paragraph 5 hereof will cause forfeiture of the Deferred Cash and rights to the Award, and Employee acknowledges and agrees that such forfeiture can occur prior or subsequent to any Deferral Period and to payment of the Deferred Cash.

d.                                      Exceptions to Forfeiture: Change in Control.  Notwithstanding the forfeiture provisions of Paragraph 3(c), this Paragraph 3(d) shall apply in the event of a Change in Control.  The occurrence of a Change in Control during the Initial Deferral Period shall not cause vesting or forfeiture of the Award. Employee’s “Termination Without Cause” or “Resignation for Good Reason” (each as defined in Paragraph 3(h) hereof), subsequent to the Change in Control and prior to the Vesting Date, shall not cause forfeiture of the Award and shall be deemed an Early Vesting Event causing the Award to vest and trigger payment under Paragraph 3(b).

e.                                       Deferred Cash Adjustment.  The notational account balance reflecting the amount of Deferred Cash shall be adjusted from time to time, as provided in the Procedures, to account for increases or decreases in the value of hypothetical investment of the Deferred Cash elected by Employee under the Procedures.

f.                                         Payments to Third Party.  Upon the death of Employee, followed by a valid written request for payment, the Deferred Cash shall be paid under the Procedures to Employee’s beneficiary named in a written beneficiary designation filed with the Company’s Corporate Secretary or, if there is no such designated beneficiary, to Employee’s executor or administrator or other personal representative acceptable to the Corporate Secretary.  Any request to pay any person or persons other than Employee shall be accompanied by such documentation as Company may reasonably require, including without limitation, evidence satisfactory to Company of the authority of such person or persons to receive the payment.

g.                                      Continuity of Employment.  For purposes of this Agreement, employment includes employment by:

i.                                          Company (or, for purposes of Paragraph 3(d)(i) the “Acquiring Entity”);

ii.                                       any corporation in an unbroken chain of corporations beginning with Company (or Acquiring Entity if applicable) or in an unbroken chain of corporations ending with Company (or Acquiring Entity if applicable) if, on the Grant Date (or in the case of an Acquiring Entity on the date of the Business Unit Divestiture), each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or any entity in which Company (or Acquiring Entity if applicable) has a direct or indirect equity interest of at least fifty percent (50%) (“Subsidiary”);

iii.                                    any individual or entity that directly or through one or more intermediaries controls or is controlled by or under common control with Company (or Acquiring Entity if applicable) (“Affiliate”); or

iv.                                   any entity in which Company directly or indirectly owns stock possessing such minimum percentage (must be at least twenty percent (20%)) of the total combined voting power of all classes of stock or owns such minimum percentage (must be at least twenty percent (20%)) of the capital interests or profit interests as the Committee from time to time determines for purposes of this Paragraph 3(g) (also an “Affiliate”).

Employee is not deemed to have terminated employment by, and the Award shall not be forfeited solely as a result of, any change in Employee’s duties or position or Employee’s temporary leave of absence approved by Company (or Acquiring Entity if applicable).  To be continuously employed for purposes of this Agreement, Employee must be regularly and continuously employed by Company (or Acquiring Entity if applicable) for more than twenty (20) hours per week and more than five (5) months per year.

h.                                      Paragraph 3 Definitions.  For purposes of Paragraph 3, the following terms have the meanings set forth below:

i.                                          A “Business Unit Divestiture” is the consummation during the Initial Deferral Period of a merger, reorganization, consolidation, or sale of assets, or stock or other transaction that the Committee determines is a business unit divestiture event, that involves a Subsidiary (as defined in Paragraph 3(g)), joint venture, division or other business unit and results in a group of employees of such business unit, such group including Employee being employed by the acquiring company (“Acquiring Entity”) and, under Paragraph 3(g) hereof,  no longer being employed by Company.

ii.                                       The “Extended Deferral Date” is (a) if applicable, each date subsequent to Retirement that Employee shall receive the payment of Deferred Cash in an installment under a timely Retirement installment election made pursuant to the Procedures; or (b) if Retirement installments are inapplicable, the earlier of (i) the extended deferral date timely elected and fixed by Employee pursuant to the Procedures; or (ii) the date of death, Disability, or a 409A Separation.  Employee acknowledges and agrees that the Deferral Period may terminate, and deferred amounts may be paid, in the event of a 409A Separation even if Employee remains employed by Company under Paragraph 3(g).  For instance, the Deferral Period may end, any right to installments subsequent to Retirement may terminate, and payment may be made under Paragraph 3(b) in the event of a Business Unit Divestiture, Reduction in Force, or Employee’s transfer to an entity less than fifty percent (50%) owned by Company.

iii.                                    A “Reduction in Force” means a 409A Separation with Company during the Initial Deferral Period in which the Company terminates the employment of at least ten (10) employees within a business unit in connection with a single plan of reduction to occur within a rolling 90-day period or longer period incorporated into a specific plan of reduction.

iv.                                   A “Resignation for Good Reason” means Employee’s resignation for good reason (as defined below) subsequent to the date of a Change in Control during the three-year period following such date if: (x) Employee provides written notice to the Company Secretary within ninety (90) days after the initial occurrence of a good reason event describing in detail the event and stating that Employee’s employment will terminate upon a specified date in such notice (“Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to Company (“Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (y) Company does not remedy the event prior to the Good Reason Termination Date.  For purposes of this Agreement, Employee shall have “good reason” if there occurs without Employee’s consent:

(A)                              a material reduction in the character of the duties assigned to Employee or in Employee’s level of work responsibility or conditions;

(B)                                a material reduction in Employee’s base salary as in effect immediately prior to the Change in Control or as the same may have been increased thereafter;

(C)                                the material relocation of Employee’s principal office to a location at least thirty-five (35) miles outside of the metropolitan area where such office was located at the time of the Change in Control, except for required travel on Company business to an extent substantially consistent with Employee’s obligations immediately prior to the Change in Control; or

(D)                               any material breach by Company of an employment agreement between Company or its successor and Employee, provided, however, that Employee shall not have “good reason” under this subparagraph (iv) on account of any alleged breach of an employment agreement based on a material reduction in employee benefits as a result of a Change in Control that is immaterial or where benefits to Employee from participation in such employee benefit plans are not reduced by more than ten percent (10%) in the aggregate.

v.                                      Termination Without Cause and for Cause.  A “Termination Without Cause” means a termination of Employee’s employment under Paragraph 3(g) that is not for Cause. Termination of employment for “Cause” includes termination for any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty, criminal activity, fraud or embezzlement, any unauthorized disclosure or use of material confidential information or trade secrets, or violation of any non-compete or non-disclosure agreement to which Employee is subject.

4.                                 Taxes.

a.                                       General.  Employee understands and agrees that Company may withhold from payroll or other amounts Company owes or will owe Employee any applicable withholding, payroll and other required tax amounts due on the Vesting Date, the date of payment of Deferred Cash or any other applicable date.  Employee agrees to pay Company any such amounts within the deadline imposed by Company if withholding is not effected by the Company for any reason.  Employee understands and agrees that certain tax withholding amounts may be due prior to payment of the Deferred Cash.  For instance, withholding amounts may be due upon (i) vesting even though payment of Deferred Cash is delayed because an Extended Deferral Date has been elected, (ii) the Grant Date if Employee is at least age fifty-nine and one-half (59½) on such date, (ii) Employee reaching age fifty-nine and one-half (59½) during a Deferral Period, or (iii) a Reduction in Force.  Employee acknowledges and agrees that Company may deduct amounts due hereunder from payroll or other amounts Company owes or will owe Employee.

b.                                      Acceleration of Extended Deferrals to Cover Employment Tax Liabilities.  Employee understands and agrees that certain tax withholding amounts may be due prior to the payment of Deferred Cash.  For instance, withholding amounts for the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) (“FICA Tax”) may be due upon Employee meeting Retirement-eligibility requirements either during the Initial Deferral Period or through any Extended Deferral Date.  To satisfy any FICA Taxes, the Company may accelerate the payment of amounts in Extended Deferral as necessary to satisfy the FICA Tax obligations as provided in this Paragraph.  If such acceleration occurs, then the Company may also accelerate the payment of additional amounts in Extended Deferral as necessary to cover withholding tax liabilities arising under the income tax at source on wages rules imposed under section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws (together with the FICA Tax, “FICA Related Taxes”).  In no event, however, may the amounts accelerated exceed the aggregate amount of the FICA Related Taxes.

5.                                       Violation of Non-compete, Nonuse and Nondisclosure Provisions.  Employee acknowledges that Employee’s agreement to this Paragraph 5 is a key consideration for the grant of the Award.    Employee hereby agrees with the Company as follows:

a.                                       Non-Compete.  During the period that Employee is employed by “Employer” (as defined in Paragraph 5(h)), and thereafter during or any period for which Employee is receiving, by agreement of Employee and Employer, any separation payment(s) (whether made in lump sum or installments) or in which a Deferred Cash vesting period continues to apply, Employee agrees that, without consent of Employer, Employee will not engage directly or indirectly within any country where Employee was employed by Employer, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, employee or otherwise, in any business or activity which is competitive with any business conducted by the Company, a Subsidiary (as defined in Paragraph 3(g)) or Affiliate (as defined in Paragraph 5(h)); provided, however, that the Committee may determine as provided in Paragraph 6 hereof that such obligation shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

b.                                      Non-Solicitation.  Employee further agrees that during the twelve (12) month period subsequent to termination of employment with Employer, and thereafter in any period in which a Deferred Cash vesting period continues to apply, Employee will not solicit any employee of Company, a Subsidiary or Affiliate to leave such employment to become employed by a competitor of Company, a Subsidiary or Affiliate or solicit or contact any person, business or entity which was a customer of Company, a Subsidiary or Affiliate at the time of such termination of employment, or any prospective customers of Company, a Subsidiary or Affiliate to which Company, a Subsidiary or Affiliate has made a proposal to do business within the twelve (12) month period prior to the date of termination of employment, for purposes of selling goods or services of the type sold or rendered by Company, a Subsidiary or Affiliate at the time of termination of employment.

c.                                       Ownership of Confidential Information, Inventions and Works.  All “Confidential Information”, “Inventions” and “Works” (each as defined in Paragraph 5(h)) and documents and other materials containing Confidential Information, Inventions and Works are the exclusive property of Employer.  Employee shall make full and prompt disclosure to Employer of all Inventions.  Employee assigns and agrees to assign to Employer all of Employee’s right, title and interest in Inventions.  Employee acknowledges and agrees that all Works are “works made for hire” under the United States copyright laws and that all ownership rights vest exclusively in Employer from the time each Work is created.  Should a court of competent jurisdiction hold that a Work is not a “work made for hire,” Employee agrees to assign and hereby assigns to Employer all of Employee’s right, title and interest in the Work.  In the event any Invention or Work may be construed to be non-assignable, Employee hereby grants to Employer a perpetual, royalty-free, non-exclusive license to make, use, sell, have made, and/or sublicense such non-assignable Invention or Work.  Employee agrees to assist Employer to obtain and vest its title to all Inventions and Works, and any patent or copyright applications or patents or copyrights in any country, by executing all necessary or desirable documents, including applications for patent or copyright and assignments thereof, during and after employment, without charge to Employer, at the request and expense of Employer.

d.                                      Recordkeeping and Return of Confidential Information, Inventions and Works. Employee agrees to maintain regular records of all Inventions and Works developed or written while employed with Employer.  Employee agrees to comply with any procedures disseminated by Employer with respect to such recordkeeping.  Employee agrees to provide such records to Employer periodically and/or upon request by Employer.  Employee agrees to return to Employer all Confidential Information, Inventions and Works in any tangible form, and copies thereof in the custody or possession of Employee, and all originals and copies of analyses, compilations, studies or documents pertaining to any Confidential Information, Inventions and Works, in whatever form or medium, upon a request by Employer or upon termination of employment.

e.                                       Nonuse and Nondisclosure.  Employee shall not, either during or after Employee’s employment by Employer, disclose any Confidential Information, Inventions or Works to any other person or entity outside of Employer, or use any Confidential Information, Inventions or Works for any purpose without the prior written approval of an officer of Employer, except to the extent required to discharge Employee’s duties assigned by Employer.

f.                                         Subsequent Employer Notice. During the term of Employee’s employment with Employer, and for a period of one year thereafter or for any period in which the non-compete or non-solicitation obligation set forth herein applies, Employee agrees to identify to potential subsequent employer(s), partner(s) or business associate(s) Employee’s obligations under this Agreement prior to committing to a position with the employer(s), partner(s), or business associate(s).  Employee agrees that Employer may, at its discretion, provide a copy of Paragraph 5 of this Agreement to any of Employee’s subsequent employer(s), partner(s), or business associate(s), and may notify any or all of them of Employee’s obligations under this Agreement. For a period of one year after the term of Employee’s employment by Employer, Employee agrees to give written notice to the Human Resources Department of Employer of the identity of any subsequent employer(s), partner(s), or business associate(s) of Employee.

g.                                      Remedies.  Notwithstanding anything to the contrary herein, if Employee violates any provisions of this Paragraph 5, whether prior to, on or after the Deferral Period, then in addition to all other remedies available to Company, the Award shall be immediately forfeited to Company or, if payment of Deferred Cash has been made, Employee shall promptly reimburse to Company the Deferred Cash, provided, however, that no consideration shall be paid by Company to Employee for the forfeiture of the Award or for the reimbursement.  Employee agrees that the provisions of Paragraph 5 hereof are necessary for protection of the business of Company and that violation of such provisions is cause for termination of employment and would cause irreparable injury to Company not adequately remediable in damages.  Employee agrees that any breach of its obligations under Paragraph 5 hereof shall, in addition to any other relief to which Company may be entitled, entitle the Company to temporary, preliminary and final injunctive relief against further breach of such obligations, along with attorneys’ fees and other costs incurred by Company in connection with such action.

h.                                      Paragraph 5 Definitions.  For purposes of Paragraph 5, the following terms have the meanings set forth below:

i.                                          “Employer” means any Company-related entity that has employed Employee, whether it be Company, a Subsidiary (as defined in Paragraph 3(g)), or an Affiliate (as defined in Paragraph 3(g)) and also for purposes of this Paragraph 5 including any entity in which Company has an direct or indirect equity interest of at least twenty-five percent (25%)).

ii.                                       “Confidential Information” means non-public information about Company, Subsidiaries and Affiliates, including without limitation:

(a)                                  inventions not disclosed to the public by Company, a Subsidiary or Affiliate, products, designs, prototypes, data, models, file formats, interface protocols, documentation, formulas, improvements, discoveries, methods, computer hardware, firmware and software, source code, object code, programming sequences, algorithms, flow charts, test results, program formats and other works of authorship relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, all of which is Confidential Information, whether or not patentable or made on Employer premises or during normal working hours; and

(b)                                 business strategies, trade secrets, pending contracts, unannounced services and products, financial projections, customer lists, information about real estate Company, a Subsidiary or Affiliate is interested in acquiring, and non-public information about others obtained as a consequence of employment by Employer, including without limitation information about customers and their services and products, the account holders or shareholders of customers of Company, Subsidiaries and Affiliates, and associates, suppliers or competitors of Company, Subsidiaries and Affiliates.

iii.                                    “Inventions” mean all discoveries, improvements, and inventions relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, whether or not patentable, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer.

iv.                                   “Works” mean all original works fixed in a tangible medium of expression by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer, and relating to or used in the current or prospective business or operations of Employer.

i.                                          Survival.  Employee’s obligations in this Paragraph 5 shall survive and continue beyond the Deferral Period, beyond any forfeiture of the Award, and beyond any termination or expiration of the Agreement for any reason.

6.                                       Committee Action on Non-Compete Obligation in View of Change in Control.  Notwithstanding any provision of this Agreement to the contrary, if Company is contemplating a transaction (whether or not Company is a party to it) or monitoring an event that would cause Company to undergo a Change in Control, the Committee (as constituted before such Change in Control) may determine that the non-compete obligation set forth in Paragraph 5(a) hereof shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

7.                                       Change in Control.  A “Change in Control” shall be defined as set forth in the Plan, as amended from time to time, as of the date of the event that may cause a Change in Control.

Notwithstanding the occurrence of a Change in Control under the applicable definition, a Change in Control shall not occur with respect to Employee if, in advance of such event, Employee agrees with Company in writing that such event shall not constitute a Change in Control; provided, however, in no event shall Employee’s agreement under this paragraph affect a payment subject to 409A from being made where such payment event is a 409A Change in Control.

8.                                       General.

a.                                       No Employment Contract.  Except to the extent the terms of any separate written employment contract between Employee and Company may expressly provide otherwise, Company shall be under no obligation to continue Employee’s employment with Company for any period of specific duration and may terminate such employment at any time for Cause or as a Termination Without Cause.

b.                                      Compliance With Certain Laws and Regulations.  If the Committee determines that the consent or approval of any governmental regulatory body or that any action with respect to the Award is necessary or desirable in connection with the granting of the Award or the payment of the Deferred Cash, Employee shall supply Company with such representations and information as Company may request and shall otherwise cooperate with Company in obtaining any such approval or taking such action.

c.                                       Construction and No Waiver.  Notwithstanding any provision of this Agreement, the granting of the Award, the restrictions thereon, and the payment of the Deferred Cash are subject to the provisions of the Plan and any procedures promulgated thereunder by the Committee or its delegate.  The failure of Company in any instance to exercise any of its rights granted under this Agreement shall not constitute a waiver of any other rights that may arise under this Agreement.

d.                                      Notices.  Any notice required to be given or delivered to Company under the terms of this Agreement shall be in writing and addressed to Company in care of its Corporate Secretary at its corporate offices, and such notice shall be deemed given only upon actual receipt by Company.  Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the address on file with the Company’s human resources department, and all such notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

e.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to its principles of conflicts of law.

f.                                         Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

g.                                      Amendment.  This Agreement may be amended only in the manner provided by the Company evidencing both parties’ agreement to the amendment.  This Agreement may also be amended, without prior notice to Employee and without Employee’s consent, by the Committee in the event the Committee deems it necessary or appropriate to make such amendments for purposes of compliance with the American Jobs Creation Act of 2004 or regulations or guidance issued pursuant thereto, including Code Section 409A.

h.                                      Acknowledgement.  Each Award and this Agreement are subject to the terms and conditions of the Plan, to the Procedures and to any other rules adopted by the Committee or its delegate. The Plan is incorporated in this Agreement by reference, and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning.  Employee agrees to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan, this Agreement, or the Procedures or other applicable rules or procedures regarding any issues arising thereunder, including without limitation all decisions and interpretations related to Code Section 409A and regulations and guidance issued thereunder.

By acknowledging and agreeing to the terms and conditions of this Agreement each time an Award is made hereunder, Employee accepts the Award and acknowledges that the Award is subject to all the terms and provisions of the Plan, this Agreement and the Procedures or other applicable rules or procedures.